EXHIBIT 99.1

Media: Brian Dowling (925) 467-3787
Analysts: Julie Hong (925) 467-3832

Magowan to Retire From Safeway’s Board

March 10, 2005 — Safeway Inc. (NYSE: SWY) announced today that Peter A. Magowan, managing general partner and president of the San Francisco Giants and former chairman, president and chief executive officer of Safeway, is retiring from the company’s board of directors, effective March 31, 2005.

Mr. Magowan has been associated with Safeway for the past 37 years, as an employee and more recently as a director. “As a former CEO of Safeway, I have been ineligible to participate on the committees of the Board of Directors, where increasingly much of the substantive work is done,” Mr. Magowan said. “I’m leaving the Board to further strengthen its independence. I have enjoyed my work with Safeway, and I wish the company, its employees and stockholders a bright and prosperous future.”

Mr. Magowan joined Safeway in 1968 as a real estate negotiator in Washington, D.C., and after holding various positions in the company, he became chairman and chief executive officer in 1980. In 1986 he helped the company fend off an unsolicited takeover attempt and led it through a subsequent leveraged buyout. In 1993 Mr. Magowan resigned as CEO of Safeway to devote full time to his position with the San Francisco Giants. He is also a director of Caterpillar, Inc., DaimlerChrysler AG and Spring Group PLC.

“Peter Magowan has served this company long and well,” said Steven A. Burd, Safeway’s chairman, president and CEO. “He has been a significant contributor to the success of the company, an invaluable resource and an outstanding director. On behalf of his fellow directors and the entire management team, I wish him continued success with the Giants and his other endeavors.”

Safeway announced on February 18 that it was adding Douglas Mackenzie to its Board, increasing the size of the Board to 10 members. With Mr. Magowan’s retirement, the number of Board members will return to nine.

About Safeway

Safeway is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,802 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. Safeway’s common stock is traded on the New York Stock Exchange under the symbol SWY.

-o0o-